Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262035

BlackRock Private Credit Fund

Supplement Dated June 28, 2023 to the
Prospectus Dated April 28, 2023,
of BlackRock Private Credit Fund

This supplement amends certain information in the Prospectus, dated April 28, 2023, as supplemented to date, of BlackRock Private Credit Fund (the “Fund”). Unless otherwise indicated, all other information included in the Prospectus that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the Prospectus.

Prospectus Summary

Under the heading “Prospectus Summary—When may I make purchases of shares and at what price?” the first paragraph is hereby replaced with the following:

Subscriptions to purchase our Common Shares may be made on an ongoing basis, but investors may only purchase our Common Shares pursuant to accepted subscription orders effective as of the first business day of each month (based on the NAV per share as determined as of the last day of the preceding month), and to be accepted, a subscription request including the full subscription amount must be received in good order at least five business days prior to the first business day of the month (unless waived by the Distributor).  Certain access or feeder vehicles, which are offered shares pursuant to exceptions to registration under the Securities Act and not as part of this offering,  may be subject to subscription deadlines of less than five business days prior to the first business day of each month), due to administrative or operational considerations applicable to such vehicles.

Plan of Distribution—Offering Restrictions—Country Specific Legends

The following paragraphs are hereby added at the end of the sub-section of the Prospectus entitled “Plan of Distribution—Offering Restrictions—Country Specific Legends.”

Notice to Residents of Qatar

Nothing in this Registration Statement constitutes, is intended to constitute, shall be treated as constituting or shall be deemed to constitute, any offer or sale of securities in the State of Qatar or in the Qatar Financial Centre (“QFC”) to the public or the inward marketing of securities or an attempt to do business or conduct activities, as a bank, an investment company or otherwise in the State of Qatar or in the QFC.

This Registration Statement, the shares and any related documents have not been reviewed, approved, registered or licensed by or with the Qatar Central Bank, the Qatar Financial Centre Regulatory Authority, the Qatar Financial Markets Authority or any other regulator in the State of Qatar, the QFC or under any laws of the State of Qatar or the QFC.

No transaction will be concluded in your jurisdiction. Recourse against the dealer, and those involved with it, may be limited or difficult and may have to be pursued in a jurisdiction outside Qatar and the QFC.

Any distribution of this Registration Statement by the recipient to third parties in Qatar or the QFC beyond the terms hereof is not authorised and shall be at the liability of such recipient.